EXHIBIT 99.1

First Horizon's Banking and Capital Markets Businesses Build Momentum in Third Quarter

MEMPHIS, Tenn., Oct. 19, 2012 (GLOBE NEWSWIRE) -- Third quarter saw continued solid performance and improved profitability from the regional banking and capital markets businesses at First Horizon National Corp. (NYSE:FHN). Revenues, loans, deposits and fixed income activity all were up in the third quarter, and the mortgage repurchase provision expense for the quarter was zero as expected.

Third-quarter net income available to common shareholders was $26 million. Recently issued regulatory guidelines on consumer loans had a negative impact of $0.07 on earnings per share, which was $0.10 for the quarter.

"Our employees continue to do a fantastic job building relationships with our customers, winning new business and working more efficiently, and that's reflected in the financial results for our core businesses," said Bryan Jordan, First Horizon chairman and CEO. "We're continuing to unwind our non-strategic businesses, simplify our processes and create new ways of connecting with our customers."

Financial results

  Revenues, loans and deposits all were up in the third quarter. Higher loan balances resulted in improved net interest income and contributed to a 2 percent increase in total revenue from second to third quarter. Total consolidated average loans were up 3 percent year over year, and average loans in the C&I portfolio grew 15 percent from a year ago.
  First Tennessee remains the top bank in our West and East regions in Tennessee and gained 100 basis points of share in Middle Tennessee, according to recently released FDIC deposit data. Average total loans in the regional bank were up 12 percent from a year ago. Average core deposits in the regional bank increased 9 percent year over year.
  FTN Financial continues to be a major contributor to fee income and provides significant returns for First Horizon, with third quarter fixed income average daily revenue of $1.2 million, above second quarter's level.
  Consolidated expenses were down 18 percent year over year reflecting the zero mortgage repurchase expense for the third quarter and continued success with our efficiency initiatives.
  Recently issued regulatory guidelines on performing consumer loans led us to take an incremental loan loss provision with a negative per-share after-tax impact of $0.07. Our third quarter loan loss provision was $40 million, which included $30 million related to the implementation of regulatory guidance.

Credit quality trends

  Consolidated net charge-offs for the third quarter were $79 million, a 25 percent improvement from last year, and included $40 million related to the recently issued regulatory guidance. Third quarter 2011's consolidated net charge-offs included $40 million from sales of non-performing assets.
  Non-performing assets for the third quarter were down 23 percent year over year to $450 million. Of that, $31 million was related to the recent regulatory guidance.

Capital

  Capital ratios remain strong, well above well-capitalized levels.
  Shareholders received a dividend of $.01 per share on Oct. 1.
  We repurchased $15 million in stock in the second quarter, leaving $60 million available under our $200 million stock repurchase program.

FHN CONSOLIDATED SUMMARY RESULTS
Quarterly, Unaudited

						3Q12 Changes vs.
(Dollars in thousands, except per share data)	3Q12	2Q12	1Q12	4Q11	3Q11	2Q12	3Q11
Income Statement Highlights
Net interest income	$ 173,465	$ 172,675	$ 171,929	$ 178,877	$ 176,340	*	(2)%
Noninterest income	163,538	153,842	202,113	180,993	185,725	6%	(12)%
Securities gains/(losses), net	--	5,065	328	203	35,162	NM	NM
Total revenue	337,003	331,582	374,370	360,073	397,227	2%	(15)%
Noninterest expense	263,169	527,177	321,994	312,036	322,708	(50)%	(18)%
Provision for loan losses	40,000	15,000	8,000	10,000	32,000	NM	25%
Income/(loss) before income taxes	33,834	(210,595)	44,376	38,037	42,519	NM	(20)%
Provision/(benefit) for income taxes	5,260	(88,178)	10,570	(526)	8,367	NM	(37)%
Income/(loss) from continuing operations	28,574	(122,417)	33,806	38,563	34,152	NM	(16)%
Income/(loss) from discontinued operations, net of tax	108	487	(435)	(752)	4,828	(78)%	(98)%
Net income/(loss)	28,682	(121,930)	33,371	37,811	38,980	NM	(26)%
Net income attributable to noncontrolling interest	2,875	2,844	2,844	2,871	2,875	1%	*
Net income/(loss) available to common shareholders	$ 25,807	$ (124,774)	$ 30,527	$ 34,940	$ 36,105	NM	(29)%
Common Stock Data
Diluted EPS from continuing operations	$ 0.10	$ (0.50)	$ 0.12	$ 0.13	$ 0.12	NM	(17)%
Diluted EPS	$ 0.10	$ (0.50)	$ 0.12	$ 0.13	$ 0.14	NM	(29)%
Diluted shares (thousands)	248,306	249,104	255,369	260,372	262,803	*	(6)%
Period-end shares outstanding (thousands)	247,134	248,810	252,667	257,468	263,619	(1)%	(6)%
Cash dividends declared per share	$ 0.01	$ 0.01	$ 0.01	$ 0.01	$ 0.01
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income (Restricted -- $ .1 billion) (a)	$ 16,523,783	$ 16,185,763	$ 15,971,330	$ 16,397,127	$ 16,241,402	2%	2%
Total deposits	16,228,111	16,117,443	16,935,170	16,213,009	15,698,255	1%	3%
Total assets (Restricted -- $ .1 billion) (a)	25,739,830	25,492,955	25,678,969	24,789,384	25,571,469	1%	1%
Total liabilities (Restricted -- $ .1 billion) (a)	23,207,942	22,978,549	23,004,796	22,104,747	22,828,239	1%	2%
Total equity	2,531,888	2,514,406	2,674,173	2,684,637	2,743,230	1%	(8)%
Asset Quality Highlights
Allowance for loan losses (Restricted -- $ 4.4 million) (a)	$ 281,744	$ 321,051	$ 346,016	$ 384,351	$ 449,645	(12)%	(37)%
Allowance / period-end loans	1.71%	1.98%	2.17%	2.34%	2.77%
Net charge-offs (b)	$ 79,307	$ 39,965	$ 46,335	$ 75,294	$ 106,446	98%	(25)%
Net charge-offs (annualized) / average loans (b)	1.92%	1.01%	1.16%	1.84%	2.65%
Non-performing assets (NPA)	$ 450,391	$ 466,873	$ 511,320	$ 521,161	$ 582,572	(4)%	(23)%
NPA % (c)	2.15%	2.32%	2.56%	2.57%	3.02%
Key Ratios & Other
Return on average assets (annualized) (d)	0.45%	(1.96)%	0.53%	0.60%	0.62%
Return on average common equity (annualized) (e)	4.59%	(21.06)%	5.15%	5.69%	5.90%
Net interest margin (f) (g)	3.15%	3.16%	3.12%	3.23%	3.23%
Fee income to total revenue (h)	48.53%	47.12%	54.03%	50.29%	51.30%
Efficiency ratio (i)	78.09%	161.45%	86.08%	86.71%	89.13%
Book value per common share	$ 9.05	$ 8.92	$ 9.42	$ 9.28	$ 9.29
Tangible book value per common share (g)	$ 8.41	$ 8.28	$ 8.78	$ 8.66	$ 8.68
Adjusted tangible common equity to risk weighted assets (g)	10.03%	9.97%	10.88%	10.80%	11.09%
Market capitalization (millions)	$ 2,379.9	$ 2,152.2	$ 2,622.7	$ 2,059.7	$ 1,571.2
Full time equivalent employees	4,585	4,619	4,629	4,718	4,812	(1)%	(5)%
NM - Not meaningful
* Amount is less than one percent.
(a) Restricted balances parenthetically presented are as of September 30, 2012.
(b) 3Q 12 includes approximately $40 million of charge-offs associated with the implementation of new regulatory guidance.
(c) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(d) Calculated using net income.
(e) Calculated using net income available to common shareholders.
(f) Net interest margin is computed using total net interest income adjusted for FTE.
(g) Refer to the Non-GAAP to GAAP Reconciliation.
(h) Ratio excludes securities gains/(losses).
(i) Noninterest expense divided by total revenue excluding securities gains/(losses).

Use of non-GAAP measures

Certain measures are included in this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are per-share impact of certain charges, tangible book value per common share, adjusted tangible common equity to risk-weighted assets and net interest margin computed using net interest income adjusted for FTE. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as demonstrated by their use by the various banking regulators in reviewing the capital adequacy of financial institutions. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items can be found in this table:

NON-GAAP to GAAP Reconciliation
(Period End, Dollars in Thousands except per share data) (Unaudited)	3Q12	2Q12	1Q12	4Q11	3Q11
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$ 2,531,888	$ 2,514,406	$ 2,674,173	$ 2,684,637	$ 2,743,230
Less: Noncontrolling interest (a)	295,165	295,165	295,165	295,165	295,165
(B) Total common equity	2,236,723	2,219,241	2,379,008	2,389,472	2,448,065
Less: Intangible assets (GAAP) (b)	157,921	158,901	159,880	159,902	160,902
(C) Tangible common equity (Non-GAAP)	$ 2,078,802	$ 2,060,340	$ 2,219,128	$ 2,229,570	$ 2,287,163
Less: Unrealized gains on AFS securities, net of tax	63,923	63,679	67,077	67,069	79,358
(D) Adjusted tangible common equity (Non-GAAP)	$ 2,014,879	$ 1,996,661	$ 2,152,051	$ 2,162,501	$ 2,207,805

Period-end Shares Outstanding
(E) Period-end shares outstanding	247,134	248,810	252,667	257,468	263,619

Risk weighted assets
(F) Risk weighted assets (c) (d)	$ 20,095,037	$ 20,022,430	$ 19,783,405	$ 20,026,412	$ 19,910,843

Ratios
(D)/(F) Adjusted tangible common equity to risk weighted assets ("TCE/RWA") (Non-GAAP) (c)	10.03%	9.97%	10.88%	10.80%	11.09%
(C)/(E) Tangible book value per common share (Non-GAAP)	$ 8.41	$ 8.28	$ 8.78	$ 8.66	$ 8.68

Net interest income adjusted for impact of fully taxable equivalent ("FTE") (Non-GAAP)
Net interest income (GAAP)	$ 173,465	$ 172,675	$ 171,929	$ 178,877	$ 176,340
FTE adjustment	1,752	1,756	1,659	1,650	1,555
Net interest income adjusted for impact of FTE (Non-GAAP)	$ 175,217	$ 174,431	$ 173,588	$ 180,527	$ 177,895

Earnings per share impact of certain charges
Non-GAAP:
Incremental loan loss provisioning associated with recently issued regulatory guidance	$ (30,000)
Tax benefit (38.40%)	11,520
After-tax impact of incremental loan loss provisioning	$ (18,480)

Diluted Shares (GAAP)	248,306

Per share impact of incremental loan loss provisioning (Non-GAAP)	$ (0.07)
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) Included in Total equity on the Consolidated Balance Sheet.
(b) Includes goodwill and other intangible assets, net of amortization.
(c) Current quarter is an estimate.
(d) Defined by and calculated in conformity with bank regulations.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.fhnc.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 36908530.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 11:59 p.m. Nov. 2. To listen to the replay, dial 855-859-2056 or 404-537-3406. The passcode is 36908530. The event also will be archived and available by midnight Central Time on the website.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,600 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

FHN-G

CONTACT: First Horizon Investor Relations
         Aarti Bowman
         (901) 523-4017

         First Horizon Media Relations
         Jack Bradley
         (901) 523-4813